UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2009

WEGENER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-11003	81-0371341
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11350 Technology Parkway, Duluth, Georgia 30097
 (Address of principal executive offices, including zip code)

(770) 623-0096
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Expiration and Termination of Letter of Intent with Sencore, Inc.

On July 16, 2009, Wegener Corporation, a Delaware corporation, entered into a non-binding letter of intent (the “LOI”) with Sencore, Inc. (“Sencore”), a portfolio company of The Riverside Company, a private equity firm, regarding a possible acquisition of Wegener Corporation by Sencore.  The exclusivity period set forth in the LOI expired September 13, 2009. Wegener Corporation’s Board of Directors unanimously voted to terminate the LOI and on September 17, 2009, officially notified Sencore of the termination.

Amendment to revolving line of credit and term loan facility

Effective September 16, 2009, Wegener Communications, Inc, (the “Company” or the “Borrower”), a Georgia corporation and wholly-owned subsidiary of Wegener Corporation, entered into an Eleventh Amendment (the “Amendment”) to its revolving line of credit and term loan facility (the “loan facility”) by and between the Company and Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, a national banking association (the "Bank").

The Amendment extended the maturity date of the loan facility to November 30, 2009 (previously September 30, 2009), reduced the maximum available credit limit to $4,000,000 (previously $5,000,000) and increased the interest rate to the Bank’s prime rate plus two percent (previously the Bank’s prime rate).  In addition, the Amendment allows for over advances in excess of the existing availability collateral formulas of up to five hundred thousand dollars during the term of the loan facility. The over advances are only available if a merger agreement or asset purchase agreement satisfactory to the Bank is executed by October 15, 2009.

The Amendment is subject to the Bank receiving, on or before October 15, 2009, a fully executed asset purchase agreement or merger agreement satisfactory to the Bank, in the Bank’s reasonable business judgment, for the sale or merger of Wegener Corporation to or into a third-party purchaser; provided, however, the failure of Borrower to so provide such fully executed asset purchase or merger agreement to Bank on or before October 15, 2009 shall be an automatic Event of Default as defined and set forth in the Agreement, and Bank shall have all of its rights and remedies as provided for in the Agreement without further notice to Borrower.

The Amendment was premised on the possibility of a merger between Wegener Corporation and Sencore, and given the termination of the LOI with Sencore (discussed above), the Company is now in discussions with the Bank regarding how to move forward on a path to financial stability for the Company.  There can be no assurance that the Company will reach agreement with the Bank in these discussions or that it, in accordance with the amendment, Wegener Corporation will successfully enter into a merger or asset purchase agreement with a third party by October 15, 2009 or that any such agreement, even if executed, will be satisfactory to the Bank.

On September 17, 2009, Wegener Corporation issued a press release with respect to the expiration and termination of the LOI and the Amendment.  Copies of the Amendment and the press release have been furnished as Exhibit 4.1 and Exhibit 99.1, respectively, to this report and are incorporated herein by reference.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, regarding a possible acquisition of the Company, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. The forward-looking statements in this news release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the inability of the Company to execute a merger agreement or asset acquisition agreement satisfactory to the bank, or to do so by the October 15, 2009 deadline.  These factors also include the ability to reach agreeable terms with the bank in discussions regarding the long-term financial stability of the company. The timely execution of a merger or asset acquisition agreement may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission as well as adverse macroeconomic developments. The Company does not undertake any obligation to update any forward-looking statements.

Item 9.01   Financial Statements and Exhibits

(C)	Exhibits

4.1
Loan and Security Agreement – Eleventh Amendment dated September 14, 2009, effective September 16, 2009, by and between Wegener Communications, Inc. and Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, respecting $4,000,000 combined revolving credit note and term note.

99.1	Press Release of Wegener Corporation issued September 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: September 17, 2009	By:	/s/ Robert A. Placek
Robert A. Placek
President and Chief Executive Officer

Exhibit Index

Exhibit
Number

4.1
Loan and Security Agreement – Eleventh Amendment dated September 14, 2009, effective September 16, 2009, by and between Wegener Communications, Inc. and Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, respecting $4,000,000 combined revolving credit note and term note.

99.1	Press Release of Wegener Corporation issued September 17, 2009.